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                                                                     EXHIBIT 4.3
9th April 2002


PRIVATE AND CONFIDENTIAL


Owen Best
Sales Asia Pacific

Dear Owen

EMPLOYEE RETENTION PROGRAM ("THE PROGRAM")

The purpose of the Program is to retain employees such as you who are critical to maintaining the on-going operations of FLAG Telecom Limited ("FLAG"). This includes key leadership, technical and functional professionals with critical expertise and knowledge.

You will become entitled to a gross sum of USD100,000 ("RETENTION PAYMENT AMOUNT") on 31 December 2002 (the "FINAL RETENTION DATE"). Any entitlement to the Retention Payment Amount is CONDITIONAL UPON THE TERMS OF THIS AGREEMENT REMAINING CONFIDENTIAL TO YOU AND NOT BEING DISCLOSED TO ANY THIRD PARTY.

The Retention Payment Amount will be paid as an advance, on your signature to this agreement. The payment is net and was subject to the usual statutory payroll deductions.

If you have terminated your employment with FLAG or have given notice terminating your employment or FLAG has terminated your employment or given notice to terminate your employment for Good Cause prior to the Final Retention Date then you will repay all advances made of the Retention Payment Amount to FLAG immediately and you shall have no further entitlement under this agreement.

By signing this agreement you authorise FLAG to deduct any advances made from any payments (which shall include, but not necessarily be limited to, salary, bonus, notice payments and the repayment of expenses) due to you from FLAG on the termination of your employment. The Retention Payment Amount is in addition to your salary and shall not be treated as an increase in your salary or as part of your salary for the calculations of any other benefit.

Any entitlement to the Retention Payment Amount is subject to your continuing good performance and contribution to the success of FLAG. Should FLAG, in its absolute discretion, determine that your performance at any time prior to the Final Retention Date has not been adequate to merit the Retention Payment Amount then FLAG may request the repayment of the advance under this plan.

If you agree to these terms please sign and return to me the attached copy of this agreement within 24 hours of receipt of this letter.


For and on behalf of FLAG Telecom Limited


     /s/ RICHARD A. LONG
     ---------------------------------


RICHARD A. LONG
VICE PRESIDENT CORPORATE SERVICES


Date:             9th April 2002
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Signed:  /s/ OWEN BEST
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Name:             Owen Andrew Best
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Date:             15/04/02
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